Exhibit 2.1

CONTRIBUTION AGREEMENT

by and between

ENVIVA WILMINGTON HOLDINGS, LLC

and

ENVIVA PARTNERS, LP

dated

December 11, 2015

i

ii

EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Interest Conveyance
Exhibit C	Form of Off-Take Contract Assignment
Exhibit D	Form of Shipping Contract Assignment
Exhibit D-1	Form of Notice of Shipping Contract Assignment
Exhibit E	Form of DAP Pellet Sales Confirmation Termination
Exhibit F	Form of Terminal Services Agreement Termination
Exhibit G	Form of Registration Rights Amendment

DISCLOSURE SCHEDULES

Schedule 3.4	Transferor Approvals and Consents
Schedule 3.8(a)	Owned Real Property
Schedule 3.10(a)	Material Contracts

iii

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (including the exhibits and schedules hereto, each as amended or restated from time to time, this “Agreement”), dated as of December 11, 2015 (the “Execution Date”), is by and between Enviva Wilmington Holdings, LLC, a Delaware limited liability company (“Transferor”), and Enviva Partners, LP, a Delaware limited partnership (“Transferee”).  Transferor and Transferee are collectively referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, as of the Execution Date, Transferor owns 100% of the issued and outstanding limited liability company interests (the “Contributed Interests”) in Enviva Pellets Southampton, LLC, a Delaware limited liability company (“Southampton”), which owns a wood pellet biomass production plant located in Southampton County, Virginia, capable of producing approximately 510,000 MT of industrial wood pellet biomass per year (the “Southampton Plant”);

WHEREAS, Transferor desires to contribute the Contributed Interests to Transferee in exchange for the consideration, and on the other terms and conditions, set forth in this Agreement;

WHEREAS, such contribution (a) is made pursuant to a contribution of the Contributed Interests by Transferor to Transferee, which shall be treated as immediately followed by (b) a contribution of the Contributed Interests by Transferee to Enviva, LP, a Delaware limited partnership and wholly owned subsidiary of Transferee (“Enviva, LP”); and

WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of Enviva Partners GP, LLC, a Delaware limited liability company and the general partner of Transferee (the “General Partner”), has (i) received an opinion of Evercore Group L.L.C., the financial advisor to the Conflicts Committee (the “Financial Advisor”), that the Purchase Price is fair, from a financial point of view, to the Transferee and the holders of common units of limited partner interests in the Transferee, other than the General Partner, Transferor and their respective Affiliates and (ii) found the transactions contemplated by the Contribution Documents (as defined herein) to be fair and reasonable to, and in the best interest of, Transferee and the holders of common units of limited partner interests in the Transferee, other than the General Partner, Transferor and their respective Affiliates, and approved the transactions contemplated by the Contribution Documents, which approval constituted Special Approval (as defined in First Amended and Restated Agreement of Limited Partnership of Transferee).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

AGREEMENTS

ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1                                   Definitions.  In addition to the terms defined in the body of this Agreement, capitalized terms used herein will have the meanings given to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A with reference to the location of the definitions of such terms in the body of this Agreement.

Section 1.2                                   Rules of Construction.

All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits of and to this Agreement unless otherwise specified.  The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(a)                                 If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Terms defined in the singular have the corresponding meanings in the plural, and vice versa.  Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neuter genders and vice versa. The term “includes” or “including” shall mean “including without limitation.”  The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.  The phrase “ordinary course of business” shall mean, with respect to a particular Person, the ordinary course of business of such Person consistent with past practice in all material respects.

(b)                                 The Parties acknowledge that each Party and its attorneys have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(c)                                  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(d)                                 All references to currency and “$” herein shall be to, and all payments required hereunder shall be paid in, United States dollars.

(e)                                  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II
CLOSING AND RELATED MATTERS

Section 2.1                                   Contribution of Contributed Interests.  Subject to the express terms and conditions hereof, at the Closing, Transferor shall contribute, convey, assign, transfer, and deliver the Contributed Interests to Enviva, LP and Transferee shall cause Enviva, LP to acquire and accept the Contributed Interests, in exchange for the consideration set forth in Section 2.2.

Section 2.2                                   Consideration.  At the Closing, in consideration for the contribution of the Contributed Interests, Transferee shall pay to Transferor an aggregate amount of $131,000,000 (the “Purchase Price”), which shall consist of (a) $116,000,000 in cash (the “Cash Consideration”) and (b) 942,023 common units representing limited partner interests in Transferee (the “New Common Units”).

Section 2.3                                   Closing.  Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place on the Execution Date following delivery by the Parties of the closing deliverables set forth in Section 2.4 and electronic exchange of signature pages by the Parties (the “Closing Date”).  Notwithstanding anything to the contrary in the Contribution Documents, for accounting purposes only, title to, ownership of and control over the Contributed Interests and the Business shall pass to Enviva, LP effective as of 12:01 a.m. on the Closing Date.

Section 2.4                                   Deliveries at Closing.

(a)                                 By Transferor.  Subject to the terms and conditions of this Agreement, at the Closing, Transferor shall deliver to Transferee each of the following items:

(i)                                     a counterpart to the instrument of transfer with respect to the transfer of the Contributed Interests to Enviva, LP in substantially the form attached hereto as Exhibit B (the “Interest Conveyance”), duly executed by Transferor;

(ii)                                  a counterpart to the instrument of assignment with respect to the assignment to Enviva, LP of the Off-take Contract in substantially the form attached hereto as Exhibit C (the “Off-take Contract Assignment”), duly executed by Transferor;

(iii)                               a copy of the instrument of assignment with respect to the assignment to Enviva, LP of the Shipping Contract in substantially the form attached hereto as Exhibit D (the “Shipping Contract Assignment”) and a copy of the notice of assignment in substantially the form attached hereto as Exhibit D-1, each duly executed by Enviva Holdings, LP;

(iv)                              a counterpart to the termination agreement with respect to the termination of the Southampton Confirmation in substantially the form attached hereto as Exhibit E (the “DAP Pellet Sales Confirmation Termination”), duly executed by Transferor;

(v)                                 a counterpart to the termination agreement with respect to the termination of the Terminal Services Agreement in substantially the form attached hereto as Exhibit F (the “Terminal Services Agreement Termination”), duly executed by Transferor; and

(vi)                              a FIRPTA Certificate, duly executed by Transferor.

(b)                                 By Transferee.  Subject to the terms and conditions of this Agreement, at the Closing, Transferee shall deliver to Transferor (or to the extent specifically set forth below, to its designee) each of the following items:

(i)                                     the Cash Consideration, by wire transfer of immediately available funds to an account specified by Transferor;

(ii)                                  to Enviva Development Holdings, LLC, the New Common Units, by issuance of such New Common Units (in book-entry form), by instruction to Transferee’s transfer agent or otherwise, and evidence of such issuance that is reasonably satisfactory to Transferor;

(iii)                               a counterpart to the Interest Conveyance, duly executed by Enviva, LP;

(iv)                              a counterpart to the Off-take Contract Assignment, duly executed by Enviva, LP;

(v)                                 a counterpart to the Shipping Contract Assignment, duly executed by Enviva, LP;

(vi)                              a counterpart to the DAP Pellet Sales Confirmation Termination, duly executed by Enviva, LP;

(vii)                           a counterpart to the Terminal Services Agreement Termination, duly executed by Enviva Port of Chesapeake, LLC; and

(viii)                        a counterpart to the Registration Rights Amendment, duly executed by Transferee, Enviva MLP Holdco, LLC and Enviva Cottondale Acquisition I, LLC.

The issuance of New Common Units to Enviva Development Holdings, LLC pursuant to Section 2.4(b)(ii) is intended to reflect (a) the issuance of the New Common Units to Transferor, followed immediately by (b) a distribution of the New Common Units to Enviva Development Holdings, LLC, and the Parties shall treat it consistently therewith.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING
TRANSFEROR AND SOUTHAMPTON

Transferor hereby represents and warrants to Transferee as follows, except as otherwise described in the Disclosure Schedule to any representation or warranty in this Article III:

Section 3.1                                   Organization.

(a)                                 Transferor is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.  Transferor has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Contribution Documents to which it is a party and to perform its obligations under and consummate the transactions contemplated by this Agreement and such other Contribution Documents.

(b)                                 Southampton is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware.  Southampton has all requisite limited liability company power and authority to carry on its business as now being conducted.  Southampton is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of the Business, including the Southampton Plant, makes such qualification or licensing necessary, except in any jurisdiction where the failure to be so duly qualified or licensed would not reasonably be expected to result in a Material Adverse Effect.

Section 3.2                                   Authority; Enforceability.  The execution and delivery by Transferor of this Agreement and the performance by Transferor of its obligations hereunder have been and, as of Closing, the execution and delivery by Transferor of the other Contribution Documents to which it is a party and the performance of its obligations thereunder will have been duly and validly authorized by all necessary limited liability company action.  This Agreement has been, and as of Closing such other Contribution Documents will have been, duly and validly executed and delivered by Transferor.  This Agreement constitutes, and as of the Closing such other Contribution Documents will constitute, the legal, valid, and binding obligations of Transferor enforceable against Transferor in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium, or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

Section 3.3                                   Title to Contributed Interests.  Transferor owns, holds of record and is the beneficial owner of the Contributed Interests free and clear of all Liens and restrictions on transfer other than (a) those arising pursuant to (i) this Agreement, (ii) Southampton’s Organizational Documents, or (iii) applicable securities Laws, or (b) Liens for Taxes not yet due or delinquent or being contested in good faith.  Southampton has no outstanding equity interests other than the Contributed Interests.  There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for limited liability company interests of Southampton issued or granted by Southampton, and there are no agreements of any kind which may obligate Southampton to issue, purchase, redeem or otherwise acquire any of its limited liability company interests, except as may be contained in its Organizational Documents.

Section 3.4                                   No Conflict; Consents and Approvals.  The execution and delivery by Transferor of this Agreement and the other Contribution Documents to which it is a party and the performance by Transferor of its obligations under this Agreement and such other Contribution Documents do not and will not: (i) violate or result in a breach of the Organizational Documents of Transferor or Southampton; (ii) assuming all required filings, waivers, approvals, consents, authorizations and notices disclosed in Schedule 3.4 (“Transferor Approvals and Consents”) and other notifications provided in the ordinary course of business have been made, obtained or given, (A) violate or result in a default in any material respect under any Material Contract to which Transferor or Southampton is a party, (B) violate or result in a breach in any material respect of any Law or order applicable to Transferor or Southampton, (C) require any Governmental Authorization applicable to Transferor or Southampton the absence of which would reasonably be expected to have a Material Adverse Effect, or (D) result in the imposition of any Lien (other than Permitted Liens) on the Contributed Interests, other than Liens created by or on behalf of Transferee.

Section 3.5                                   Legal Proceedings.  There are no Legal Proceedings pending or, to the Knowledge of Transferor, threatened against Transferor or Southampton that (a) challenge the validity or enforceability of the obligations of Transferor under this Agreement or the Contribution Documents to which it is a party, (b) seek to prevent or delay the consummation by Transferor of the transactions contemplated herein, or (c) would reasonably be expected to materially and adversely affect Southampton or the Southampton Plant.  There is no order, judgment, or decree issued or entered by any Governmental Entity imposed upon Transferor or Southampton that, in any such case, would, individually or in the aggregate, reasonably be expected to materially and adversely affect the Business, Southampton or the Southampton Plant.

Section 3.6                                   Ownership.  Southampton does not have any subsidiaries or own equity interests in any Person and is not a party to any Contract for the purchase, subscription, allotment, or issue of any unissued interests, units, or other securities (including convertible securities, warrants, or convertible obligations of any nature) of Southampton other than those arising pursuant to Southampton’s Organizational Documents.

Section 3.7                                   Production Reports; No Undisclosed Liabilities.

(a)                                 Transferee has been provided with copies of, or access to, the unaudited production reports and balance sheets of Southampton as of and for the 12 months ending December 31, 2014 and as of and for the six months ending June 30, 2015.  Such production reports were prepared on a consistent basis with one another, and such balance sheets were prepared in a manner consistent with GAAP.

(b)                                 Through the Execution Date, Southampton has operated in the ordinary course of business and has not incurred any obligation or liability of any type (whether accrued, absolute, contingent or otherwise) that would be required under GAAP to be reflected on an audited balance sheet of Southampton, other than any such liabilities or obligations (i) incurred in the ordinary course of business, (ii) reflected or reserved against in the management reports referred to in Section 3.7(a), (iii) that are to be fully satisfied prior to Closing, or (iv) that would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Business, Southampton or the Southampton Plant.

(c)                                  Through the Execution Date, there has not been any damage, destruction or loss to any material portion of the Southampton Plant or any other Assets of Southampton, whether or not covered by insurance, in excess of $1,000,000.

Section 3.8                                   Property.

(a)                                 Schedule 3.8(a) contains a complete list of all of the real property and interests in real property owned in fee by Southampton (including the Southampton Plant).  There are no leases, subleases, or licenses of real property to which Southampton is a party or by which it holds a leasehold interest.  Southampton has good and marketable title to each real property described therein and the improvements thereon, free and clear of all Liens other than Permitted Liens and Liens created pursuant to this Agreement.

(b)                                 The Assets owned by Southampton, together with the Material Contracts, in each case, as of the Execution Date, constitute in all material respects all of the assets used by Southampton in connection with the Business and the operation of the Southampton Plant as operated and conducted by Transferee as of the Execution Date.  The material Assets of Southampton are in good operating condition and in a state of good maintenance and repair in accordance with normal industry practice, ordinary wear and tear excepted.

Section 3.9                                   Governmental Authorizations; Compliance with Law.  Southampton (i) holds all material Governmental Authorizations necessary for the conduct of the Business (including, for the avoidance of doubt, the operation of the Southampton Plant), and all such material Governmental Authorizations are in full force and effect; (ii) is in compliance in all material respects with all such Governmental Authorizations and all applicable Laws and (iii) has not received written notification from any applicable Governmental Entity that it is not in compliance with any applicable Laws.

Section 3.10                            Material Contracts.

(a)                                 Schedule 3.10(a) sets forth all Material Contracts of Southampton or Transferor that is related to the Business.

(b)                                 Each of the Material Contracts (i) is in full force and effect in all material respects and (ii) represents the legal, valid and binding obligation of Southampton or Transferor (as applicable) and, to the Knowledge of Transferor, represents the legal, valid and binding obligation of the other parties thereto, in each case enforceable in accordance with its terms subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Neither Southampton, Transferor nor, to the Knowledge of Transferor, any other party is in breach of any Material Contract in any material respect, and none of Transferor or Southampton has received any written notice of termination or breach of any Material Contract.

Section 3.11                            Taxes.

(a)                                 Southampton is disregarded from Transferor for U.S. federal, state and local income tax purposes and no election has been made under Treasury Regulation Section 301.7701-3 to treat Southampton as any type of entity other than a disregarded entity for U.S. federal, state and local income tax purposes;

(b)                                 All Tax Returns that are required to have been filed by or with respect to Southampton or Southampton’s operations and Assets have been timely and properly filed with the appropriate Governmental Entity;

(c)                                  All Taxes that are required to have been paid by or with respect to Southampton or Southampton’s operations and Assets, regardless of whether such Taxes were shown on a Tax Return, have been timely and properly paid in full to the appropriate Governmental Entity;

(d)                                 There are no Liens (other than Permitted Liens) on any of the Assets of Southampton that have arisen in connection with any failure (or alleged failure) to pay any Tax;

(e)                                  Southampton does not have in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency; and

(f)                                   There are no pending or active audits or legal proceedings regarding any of the Tax Returns described in Section 3.11(c) or any Taxes of or with respect to Southampton or its Assets or, to Transferor’s Knowledge, threatened audits or proposed deficiencies or other claims for unpaid Taxes of Southampton.

Section 3.12                            Environmental Matters.

(a)                                 Southampton and the Southampton Plant have been in compliance in all material respects with all Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material Governmental Authorizations required under all Environmental Laws for the operation of the Southampton Plant in all material respects;

(b)                                 Neither Southampton nor the Southampton Plant is the subject of any outstanding administrative or judicial order or judgment, agreement or arbitration award from any Governmental Entity under any Environmental Laws requiring remediation or the payment of a fine or penalty;

(c)                                  Neither Southampton nor the Southampton Plant is subject to any Legal Proceeding pending or threatened in writing, whether judicial or administrative, alleging noncompliance with or potential liability under any Environmental Law, the outcome of which would reasonably be expected to materially and adversely affect the Business, Southampton or the Southampton Plant;

(d)                                 To the Knowledge of Transferor, there has been no Release by the Southampton Plant, except for any Release either in compliance with applicable Environmental Law, or as would not reasonably be expected to result in a material liability to Southampton under any Environmental Law; and

(e)                                  To the Knowledge of Transferor, there has been no exposure of any Person or property to any Hazardous Substances in violation of Environmental Laws by the operation of the Southampton Plant or the Business except for any such exposure as would not reasonably be expected to result in a material liability to Southampton under any Environmental Law.

Transferee acknowledges that this Section 3.12 shall be deemed to be the only representation and warranty in this Agreement with respect to Hazardous Substances, Releases, or Environmental Laws or any other matter related to or arising under any Environmental Law.

Section 3.13                            Employees and Benefit Plans.  Southampton does not have and, since the Acquisition Date, has not had any employees or individual service providers on its payroll, nor does it have any material obligation or liability (whether actual, contingent or otherwise) with respect to any employees or individual service providers (other than obligations (x) to independent contractors who perform services for Southampton or (y) pursuant to the Management Services Agreement).  Southampton has not sponsored, maintained, contributed to, or had an obligation to contribute to any plan, policy, understanding, arrangement, written contract or agreement that provides or is designed to provide compensation or benefits to or with respect to employees or individual service providers (each such plan, policy, understanding, arrangement, contract or agreement, a “Benefit Plan”) and does not have any obligation or liability (whether actual, contingent or otherwise) with respect to any Benefit Plan.

Section 3.14                            Insurance.  All material insurance policies with respect to which the Business, Southampton and the Southampton Plant are beneficiaries are (and, at Closing, will be) in full force and effect, and all premiums due and payable under such policies have been paid. To Transferor’s Knowledge, no written notice of cancellation of, or indication of an intention not to renew, any such insurance policy has been received.

Section 3.15                            Intellectual Property.  Southampton has access to, owns or has the right to use pursuant to license, sublicense, agreement or otherwise all material items of Intellectual Property required in connection with the ownership of Southampton Plant and the operation of the Business as presently conducted.

Section 3.16                            Investment Representation.  Transferor is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act.  Transferor is receiving the New Common Units for its own account with the present intention of holding the New Common Units for investment purposes and not with a view to, or for sale in connection with, any distribution.  Transferor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the New Common Units to be acquired hereby.  Transferor acknowledges that the New Common Units have not been registered under applicable federal and state securities Laws and that the New Common Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities Laws or is made pursuant to an exemption from registration under any federal or state securities Laws.

Section 3.17                            Brokerage Arrangements.  Neither Transferor nor any of its Affiliates has entered, directly or indirectly, into any contract or arrangement with any Person that would obligate Transferee to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement, the other Contribution Documents or the transactions contemplated hereby or thereby.

Section 3.18                            Disclaimer.

(a)                                 Notwithstanding anything to the contrary herein, (i) Transferor makes no representation or warranty in any provision of this Agreement, the Disclosure Schedules or otherwise, other than those expressly set forth in this Article III and (ii) any representation or warranty of Transferor with respect to any period prior to the Acquisition Date shall be made only with respect to those matters relating to any period prior to the Acquisition Date about which Transferor first acquired Knowledge following the Acquisition Date.

(b)                                 EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY PROVIDED IN ARTICLE III, SOUTHAMPTON AND ITS ASSETS ARE BEING CONTRIBUTED, THROUGH THE CONTRIBUTION OF THE CONTRIBUTED INTERESTS TO TRANSFEREE, “AS IS, WHERE IS, WITH ALL FAULTS” AND TRANSFEROR

EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF SOUTHAMPTON, ITS ASSETS, OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS, AND OTHER INCIDENTS OF SOUTHAMPTON AND ITS ASSETS.  THE STATEMENTS AND DISCLAIMERS MADE UNDER THIS SECTION 3.17 EXPRESSLY SURVIVE THE CLOSING DATE.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF TRANSFEREE

Transferee hereby represents and warrants to Transferor as follows:

Section 4.1                                   Organization.  Transferee is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2                                   Authority; Enforceability.  Transferee has all requisite limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Transferee and the performance of its obligations have been duly and validly approved by the Conflicts Committee and authorized by Transferee.  This Agreement constitutes the valid and binding obligations of Transferee, enforceable against Transferee in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

Section 4.3                                   No Conflicts; Consents and Approvals.  The execution and delivery by Transferee of this Agreement and the performance by Transferee of its obligations hereunder and the consummation by Transferee of the transactions contemplated by this Agreement do not: (a) violate or result in a breach of the Organizational Documents of Transferee, (b) violate or result in a breach or default under any material Contract to which Transferee is a party, except for any such violation or default which would not reasonably be expected to result in a material adverse effect on Transferee’s ability to consummate the transactions contemplated by this Agreement; (c) violate or result in a breach of any Law or order applicable to Transferee, except as would not reasonably be expected to result in a material adverse effect on Transferee’s ability to consummate the transactions contemplated by this Agreement or (d) require any Governmental Authorization, other than, (x) with respect to Governmental Authorization, any filings pursuant to the Exchange Act and listing of the New Common Units on The New York Stock Exchange and (y) in each case, any such consent or approval which, if not made or obtained, would not reasonably be expected to result in a material adverse effect on Transferee’s ability to consummate the transactions contemplated by this Agreement.

Section 4.4                                   Delivery of Fairness Opinion.  The Financial Advisor has delivered an opinion to the Conflicts Committee that the Purchase Price is fair, from a financial point of view, to the Transferee and the holders of common units of limited partner interests in the Transferee, other than the General Partner, Transferor and their respective Affiliates.

Section 4.5                                   Legal Proceedings.  There are no Legal Proceedings pending or, to the Knowledge of Transferee, threatened against Transferee that (a) challenge the validity or enforceability of the obligations of Transferee under this Agreement or (b) seek to prevent or delay the consummation by Transferee of the transactions contemplated herein.

Section 4.6                                   Brokerage Arrangements.  Neither Transferee nor any of its Affiliates has entered, directly or indirectly, into any contract or arrangement with any Person that would obligate Transferor to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement, the other Contribution Documents or the transactions contemplated hereby or thereby.

Section 4.7                                   New Common Units.  The New Common Units being issued at Closing, when issued in consideration for the contribution by Transferor of the Contributed Interests as provided by this Agreement, will be duly authorized, validly issued, fully paid (to the extent required by Transferee’s Organizational Documents) and nonassessable (except as such nonassessability may be affected by the Delaware Revised Uniform Limited Partnership Act) and free of any preemptive or similar rights (other than those set forth in Transferee’s Organizational Documents).

Section 4.8                                   SEC Documents.  Transferee has timely filed with the United States Securities and Exchange Commission (the “SEC”) all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or Securities Act (all such documents filed on or prior to the Execution Date, collectively, the “Transferee SEC Documents”).  The Transferee SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Transferee Financial Statements”), at the time filed (in the case of registration statements, solely on the date of effectiveness) (except to the extent corrected by a subsequently filed Transferee SEC Document filed prior to the Execution Date) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.  The Transferee Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position and status of the business of Transferee as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.  KPMG LLP is an independent registered public accounting firm with respect to Transferee and has not resigned or been dismissed as independent registered public accountants of Transferee as a result of or in connection with any disagreement with Transferee on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

Section 4.10                            Available Funds.  Transferee will have at Closing sufficient cash to enable it to make payment in immediately available funds of the Purchase Price when due and any other amounts to be paid by it hereunder.

Section 4.11                            Independent Investigation; Waiver of Other Representations.    (a) TRANSFEREE HEREBY ACKNOWLEDGES THAT (i) IT HAS MADE ITS OWN INDEPENDENT EXAMINATION, INVESTIGATION, ANALYSIS, AND EVALUATION OF THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION, TECHNOLOGY, AND PROSPECTS OF SOUTHAMPTON; (ii) IT HAS BEEN PROVIDED ACCESS TO PERSONNEL, PROPERTIES, PREMISES AND RECORDS OF SOUTHAMPTON, FOR SUCH PURPOSE AND HAS RECEIVED AND REVIEWED SUCH INFORMATION AND HAS HAD A REASONABLE OPPORTUNITY TO ASK QUESTIONS OF AND RECEIVE ANSWERS RELATING TO SUCH MATTERS AS IT DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREIN; (iii) IT HAS SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT IT IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF THE SOUTHAMPTON PLANT, AND AN INVESTMENT IN THE CONTRIBUTED INTERESTS AND (iv) TRANSFEROR MAKES NO REPRESENTATION OR WARRANTY IN ANY PROVISION OF THIS AGREEMENT, THE DISCLOSURE SCHEDULES OR OTHERWISE, OTHER THAN THOSE EXPRESSLY SET FORTH IN ARTICLE III (SUBJECT TO SECTION 3.17).

(b)                                 TRANSFEREE ACKNOWLEDGES AND AGREES THAT, WITH RESPECT TO THE PROJECTIONS, ESTIMATES AND OTHER FORECASTS, AND CERTAIN BUDGETS AND BUSINESS PLAN INFORMATION PROVIDED TO TRANSFEREE, (i) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS AND IT IS FAMILIAR WITH SUCH UNCERTAINTIES, AND (ii) EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATIONS OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS, ESTIMATES AND OTHER FORECASTS, BUDGETS AND PLANS SO FURNISHED TO IT AND ANY USE OF OR RELIANCE BY IT ON SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS, BUDGETS AND PLANS SHALL BE AT ITS SOLE RISK.

ARTICLE V
COVENANTS AND OTHER AGREEMENTS

Section 5.1                                   Tax Matters.

(a)                                 To the extent that Transfer Taxes may be due and payable in connection with the transactions contemplated by this Agreement shall be borne equally by Transferor and Transferee.

(b)                                 In the case of any taxable period that includes, but does not end on, the Closing Date (a “Straddle Period”), the amount of any property or ad valorem Taxes based on Southampton’s property for such Straddle Period shall be deemed to be the amount of such Tax for such entire Straddle Period multiplied by a fraction, the numerator of which shall be the number of days in the taxable period ending on the Closing Date and the denominator of which shall be the total number of days in such Straddle Period and the amount of any other Taxes of Southampton for a Straddle Period that relate to the portion of the taxable period through the end of the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date.

(c)                                  Transferor shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns for Southampton for all periods ending on or prior to the Closing Date that are filed after the Closing Date.  Transferor shall timely pay or cause to be paid all Taxes shown as due on such Tax Returns.  Transferee shall prepare all Straddle Period Tax Returns and shall timely pay or cause to be paid all Taxes shown as due on such Tax Returns, but Transferor shall promptly reimburse Transferee for any amounts paid by Transferee that are attributable to the Pre-Closing Tax Period.  To the extent required or permitted by applicable Law, Transferor and Transferee shall each include any income, gain, loss, deduction or other Tax items for such periods on its Tax Returns in a manner consistent with the manner in which Transferor included such items for such periods.

(d)                                 If any Governmental Entity issues to any of Transferor, Transferor’s Affiliates, or Transferee a notice of deficiency or any other type of proposed adjustment of Taxes of Southampton or with respect to Southampton’s operations or Assets that could give rise to a claim for indemnification under Section 7.2(a) (a “Tax Contest”), the party receiving such notice shall notify the other within fifteen (15) Business Days of receipt of the notice of deficiency or other proposed adjustment, provided that failure to give such notification shall not affect the indemnification provided pursuant to Section 7.2(a) except to the extent Transferee shall have been materially prejudiced as a result of such failure.  Provided that Transferor notifies Transferee of its intent to control such Tax Contest within 15 Business Days after receipt of notification from Transferee or delivery of notification to Transferor as set forth in the immediately preceding sentence, Transferor will have the right, at its expense, to control the defense of such Tax Contest.  With respect to any Tax Contest for which Transferor exercises its right to control, Transferor shall (i) notify Transferee of significant developments with respect to such Tax Contest and keep Transferee reasonably informed and consult with Transferee as to the resolution of any issue that would materially affect Transferee and (ii) give Transferee a copy of any Tax adjustment proposed in writing with respect to such Tax Contest and copies of any other written correspondence with the relevant Governmental Entity relating to such Tax Contest.  Notwithstanding anything to the contrary in this Agreement, the provisions in this Section 5.1(d) shall apply to any Tax Contest and the procedures in Section 7.3 shall not be applicable to a Tax Contest.

Section 5.2                                   Confidentiality.  The obligations of the Parties under the section captioned “Confidentiality” in that certain Letter of Intent between Transferor and Transferee dated as of September 15, 2015 shall terminate at Closing.

Section 5.3                                   Net Working Capital.  Transferor shall cause Southampton’s current assets to exceed its current liabilities as of the Closing (determined in a manner consistent with the preparation of the management reports referred to in Section 3.7) (the “Closing Net Working Capital”) by a net amount equal to $3,000,000.  In furtherance of the foregoing, prior to or at the Closing, Transferor may distribute all or any portion of the cash held by Southampton so long as Transferor remains in compliance with the foregoing sentence.  The Parties hereby acknowledge and agree that, notwithstanding anything to the contrary in the Agreement, as of the Closing Date, $3,000,000 shall constitute Transferor’s good faith estimate of the Closing Net Working

Capital.  Within 30 days following the Closing Date, Transferor shall calculate the actual Closing Net Working Capital and, if such amount is greater than or less than $3,000,000, notify Transferee of such excess or deficiency, as the case may be. Within five Business Days after receipt of such notice, Transferee shall pay to Transferor an amount equal to any such excess and Transferor shall pay to Transferee an amount equal to any such deficiency, as the case may be, in each case, by wire transfer of immediately available funds to the account designated by the payee.

Section 5.4                                   New Common Units Listed.  Transferee will use its commercially reasonable efforts to list, prior to the Closing, or, in any event, as soon as practicable following the Closing, on The New York Stock Exchange, upon official notice of issuance, the New Common Units.

ARTICLE VI
RESERVED

ARTICLE VII
INDEMNIFICATION

Section 7.1                                   Survival.  The representations and warranties of the Parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive for a period of nine months following the Closing, except that:

(a)                                 the representations and warranties contained in Section 3.11 (Taxes) shall survive until 30 days following the expiration of the applicable statute of limitations; and

(b)                                 the representations, and warranties contained in Section 3.1 (Organization), Section 3.2 (Authority; Enforceability), Section 3.3 (Title to Contributed Interests), Section 3.6 (Ownership), Section 3.12 (Investment Representation), Section 3.17 (Brokerage Arrangements), Section 4.1 (Organization), Section 4.2 (Authority; Enforceability), Section 4.6 (Brokerage Arrangements) and Section 4.7 (New Common Units) (the “Fundamental Representations”) shall survive indefinitely or until the latest date permitted by Law.

Upon the expiration of any representation and warranty pursuant to this Section 7.1, unless written notice of a claim based on such representation and warranty shall have been delivered to the Indemnifying Party prior to such expiration, no claim may be brought based on the breach of such representation and warranty.  The covenants made in this Agreement shall survive the Closing and remain operative and in full force and effect indefinitely or until the latest date permitted by Law.

Section 7.2                                   Indemnification.  From and after the Closing, and subject to Section 7.3 and Section 7.3(a):

(a)                                 Transferor shall indemnify, defend and hold harmless Transferee, its Affiliates, and its and their respective officers, directors, employees, counsel, agents and representatives (collectively, the “Transferee Indemnitees”), to the fullest extent permitted by applicable Law, from and against any and all Damages incurred or suffered by any Transferee Indemnitee to the extent caused by, resulting from, arising out of, or relating to the breach of any of the representations, warranties, or covenants of Transferor contained herein, provided that such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of the survival of such representation or warranty as set forth in Section 7.1.

(b)                                 Transferee shall indemnify, defend and hold harmless Transferor, its Affiliates and its and their respective officers, directors, employees, counsel, agents and representatives (collectively, the “Transferor Indemnitees”), to the fullest extent permitted by applicable Law, from and against all Damages incurred by or suffered by any Transferor Indemnitee arising out of or relating to (x) the breach of any of the representations, warranties or covenants of Transferee contained herein, provided that such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of the survival of such representation or warranty as set forth in Section 7.1 or (y) any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party against any Transferor Indemnitee that pertains to the business or operations of Southampton and the Southampton Plant or the ownership of the Contributed Interests, except to the extent of any matters for which Transferor is obligated to indemnify any Transferee Indemnitee under Section 7.2(a).

Section 7.3                                   Conduct of Indemnification Proceedings.

(a)                                 If any Legal Proceeding shall be brought or asserted against any Transferee Indemnitee or Transferor Indemnitee and such Person is entitled to indemnity hereunder (the “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of one counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have adversely prejudiced the Indemnifying Party.

(b)                                 An Indemnified Party shall have the right to employ separate counsel in any such Legal Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless:  (i) the Indemnifying Party shall have failed promptly to assume the defense of such Legal Proceeding; or (ii) the named parties to any such Legal Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party.  The Indemnifying Party shall not be liable for any settlement of any such Legal Proceeding effected without its written consent, which consent shall not be unreasonably withheld.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Legal Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Legal Proceeding and does not contain any admission of wrongdoing or illegal conduct.

(c)                                  All reasonable fees and expenses of the Indemnified Party that are Damages for which the Indemnified Party is entitled to indemnification hereunder (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Legal Proceeding in a manner not inconsistent with this Agreement) shall be paid to the Indemnified Party, as incurred, within ten Business Days after written notice thereof to the Indemnifying Party; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is judicially determined that such Indemnified Party is not entitled to indemnification for such fees and expenses hereunder.

Section 7.4                                   Limitations.

(a)                                 Neither Transferor nor Transferee shall be required to indemnify any Indemnified Party for any Damages for any breach of a representation or warranty unless and until the total of all of the Damages properly asserted against such Indemnifying Party under Section 7.2 exceeds 1% of the Purchase Price, at which time the applicable Indemnified Parties shall be entitled to recover the aggregate amount of all Damages in excess of such threshold; provided, however, that the aggregate liability of Transferee, on the one hand, and Transferor, on the other hand, for indemnity under this Article VII shall not exceed 10% of the Purchase Price.  Notwithstanding anything in the foregoing to the contrary, the limitations contemplated by this Section 7.4(a) shall not apply to any claims for fraud or intentional, criminal, or willful misrepresentation or misconduct or for Damages arising out of or relating to the breach of any Fundamental Representation or representation or warranty of Transferor set forth in Section 3.11; provided, however, that the aggregate liability of Transferee, on the one hand, and Transferor, on the other hand, for Damages arising out of or relating to the breach of the Fundamental Representations shall not exceed the Purchase Price.

(b)                                 For purposes of determining the amount of Damages, with respect to any asserted claim for indemnification by a Transferee Indemnitee, such determination shall be made without regard to any qualifier as to “material,” “materiality” or Material Adverse Effect expressly contained in Article III (except in the case of the term Material Contract); provided that this Section 7.4(b) shall not so modify the representations and warranties for purposes of first determining whether a breach of any representation or warranty has occurred.

(c)                                  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE PARTIES EXPRESSLY AGREE THAT NEITHER TRANSFEROR NOR TRANSFEREE SHALL HAVE ANY LIABILITY TO ANY PARTY FOR ANY EXEMPLARY, PUNITIVE, INDIRECT, CONSEQUENTIAL, REMOTE, OR SPECULATIVE DAMAGES, SAVE AND EXCEPT SUCH DAMAGES PAYABLE WITH RESPECT TO THIRD PARTY CLAIMS FOR WHICH SUCH INDEMNIFYING PARTY IS OBLIGATED TO PROVIDE INDEMNIFICATION UNDER Section 7.2.

Section 7.5                                   Exclusive Remedy.  The indemnities in Section 7.2 shall survive Closing.  The indemnities provided in Section 7.2 and the provisions of Section 9.11 shall, from and after Closing, be the sole and exclusive remedy of Transferee and Transferor against one another and their respective Representatives relating to this Agreement and the transactions contemplated hereby; provided that no limitations set forth in this Article VII shall apply to any claim for Damages arising from actual fraud, willful misconduct or criminal acts.

ARTICLE VIII
RESERVED

ARTICLE IX
GENERAL

Section 9.1                                   Entire Agreement; Successors and Assigns.

(a)                                 Except for the other Contribution Documents, this Agreement supersedes all prior oral discussions and written agreements among the Parties with respect to the subject matter of this Agreement (except to the extent specifically incorporated by reference herein).  This Agreement contains the sole and entire agreement among the Parties hereto with respect to the subject matter hereof.

(b)                                 All of the terms, covenants, representations, warranties and conditions of this Agreement will be binding upon, and inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

(c)                                  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by either Party without the prior written consent of the other Party; provided, however, that Transferee may assign its rights, interests or obligations hereunder to a wholly owned subsidiary of Transferee without the prior written consent of Transferor; provided, further, that no such assignment by Transferee shall relieve Transferee of any of its obligations hereunder.

Section 9.2                                   Amendments and Waivers.  All amendments to this Agreement must be in writing and signed by the Parties.  A Party may, only by an instrument in writing, waive compliance by the other Party with any term or provision of this Agreement.  The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.  Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power, or remedy by a Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power, or remedy.

Section 9.3                                   Notices.  Unless otherwise provided herein, all notices, requests, consents, approvals, demands, and other communications to be given hereunder will be in writing and will be deemed given upon (a) confirmed delivery by a reputable overnight carrier or when delivered by hand, addressed to the respective Parties listed below at the following addresses (or such other address for a Party hereto as will be specified by like notice); (b) actual receipt; (c) the expiration of four Business Days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective Parties listed below at the following addresses (or such other address for a Party hereto as will be specified by like notice); (d) delivery by facsimile, with receipt confirmed, to a Party, at the facsimile number set forth below (or at such other facsimile number as such Party shall designate by like notice), or (e) delivery by electronic mail to a Party at the electronic mail address set forth below (or at such other address as such Party shall designate by like notice); provided, however, that in the case of any notice delivered by electronic mail, the notifying Party shall send notice by facsimile, hand, courier, or overnight delivery service not later than the following Business Day:

If to Transferor, addressed to:

Enviva Wilmington Holdings, LLC

c/o Enviva Development Holdings, LLC (as Managing Member)

7200 Wisconsin Avenue

Suite 1000

Bethesda, MD  20814

Attn: General Counsel

Facsimile No.: (240) 482-3774

Email: william.schmidt@envivabiomass.com

with a copy to, which shall not constitute notice:

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

New York, New York 10103

Attn:  Caroline Blitzer Phillips

Facsimile No.: (917) 849-5317

Email: cphillips@velaw.com

If to Transferee, addressed to:

Enviva Partners, LP

c/o Enviva Partners GP, LLC (as General Partner)

7200 Wisconsin Avenue

Suite 1000

Bethesda, MD  20814

Attn: Chair, Conflicts Committee of the Board of Directors

Facsimile No.:  (918) 747-2150

Email: JohnB@bostonavenue.com

with a copy to, which shall not constitute notice:

Andrews Kurth LLP

1350 I St NW #1100E

Washington, DC 20005

Attn: William Cooper

Facsimile No.: (202) 974-9537

Email: bcooper@andrewskurth.com

Section 9.4                                   Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to the choice of Law principles thereof.

Section 9.5                                   Dispute Resolution; Waiver of Jury Trial.

(a)                                 Each of the Parties (i) consents to submit itself to the exclusive personal jurisdiction and venue of any U.S. federal court located in the State of Delaware or any Delaware state court with respect to any suit relating to or arising out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to defeat or deny such personal jurisdiction or venue by motion or otherwise, (iii) agrees that it will not bring any such suit in any court other than a U.S. federal or state court sitting in the State of Delaware, (iv) irrevocably agrees that any such suit (whether at law, in equity, in contract, in tort or otherwise) shall be heard and determined exclusively in such U.S. federal or state court sitting in the State of Delaware, (v) agrees to service of process in any such action in any manner prescribed by the Laws of the State of Delaware, and (vi) agrees that service of process upon such Party in any action or proceeding shall be effective if notice is given in accordance with Section 9.3.

(b)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY SUCH CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.6                                   Disclosure Schedules.  The inclusion of any information (including dollar amounts) in any of the Schedules delivered by Transferor pursuant to this Agreement (collectively, the “Disclosure Schedules”) shall not be deemed to be an admission or acknowledgment by any Party that such information is required to be listed on such section of the relevant Disclosure Schedules or is material to or within or outside the ordinary course of business of such Party.  The information contained in this Agreement, the Exhibits hereto and the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever (including any violation of any Law or breach of contract).  The listing (or inclusion of a copy) of a document or other item under one Disclosure Schedule to a representation or warranty made herein shall be deemed adequate to disclose an exception to a separate representation or warranty made herein if it is reasonably clear that such document or other item applies to such other representation or warranty made herein.  For the avoidance of doubt, all information contained in the Disclosure Schedules is subject to Section 3.17 and Section 4.8.  Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned in this Agreement.

Section 9.7                                   Severability.  In the event any of the provisions hereof are held to be invalid or unenforceable under applicable Laws, the remaining provisions hereof will not be affected thereby.  In such event, the Parties hereto agree and consent that such provisions and this Agreement will be modified and reformed so as to effect the original intent of the Parties as closely as possible with respect to those provisions which were held to be invalid or unenforceable.

Section 9.8                                   Transaction Costs and Expenses.  Except as otherwise specified in this Agreement, the Parties will bear all of their own costs, fees, and expenses, if any, incurred by or on their behalf in connection with the transactions contemplated by this Agreement.  Transferor and Transferee shall each be responsible for 50% of any filing fees under the HSR Act.

Section 9.9                                   Rights of Third Parties.  Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that each of the Transferor Indemnitees and Transferee Indemnitees is an express, intended third-party beneficiary of this Agreement.

Section 9.10                            Counterparts.  This Agreement may be executed by facsimile or electronic mail exchange of .pdf signature pages and in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party hereto and delivered (including by facsimile or electronic mail exchange of .pdf signature pages) to the other Parties hereto.

Section 9.11                            Specific Performance.  The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur and money damages may not be a sufficient remedy.  In addition to any other remedy at law or in equity, each of Transferor and Transferee shall be entitled to specific performance by the other Party of its obligations under this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy.

Section 9.12                            Publicity.  All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior consent of each Party, which consent shall not be unreasonably withheld, conditioned or delayed by any Party; provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as such Party may consider necessary in order to satisfy such Party’s obligations at Law or under the rules of any stock or commodities exchange after consultation with the other Party as is reasonable under the circumstances.

Section 9.13                            Further Assurances.  The Parties agree that, from time to time, each of them will execute and deliver, or cause to be executed and delivered, such further agreements and instruments and take such other action as may be necessary to effectuate the provisions, purposes, and intents of this Agreement.

Section 9.14                            Action by Transferee.  With respect to any amendment or waiver under this Agreement that may be undertaken by Transferee that the Board of Directors of the General Partner determines would give rise to a conflict of interest, such amendment or waiver may be undertaken only by the Conflicts Committee on behalf of Transferee.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

TRANSFEROR:

ENVIVA WILMINGTON HOLDINGS, LLC

By:	Enviva Development Holdings, LLC,
as its managing member

By:	/s/ William H. Schmidt, Jr.
Name:	William H. Schmidt, Jr.
Title:	President, General Counsel and Secretary

TRANSFEREE:

ENVIVA PARTNERS, LP

By:	Enviva Partners GP, LLC,
as its sole general partner

By:	/s/ Stephen F. Reeves
Name:	Stephen F. Reeves
Title:	Executive Vice President and Chief Financial Officer

[SIGNATURE PAGE]

EXHIBIT A

DEFINITIONS

“Acquisition Date” means April 9, 2015.

“Affiliate” means with respect to an entity, any other entity controlling, controlled by or under common control with such entity.  As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Assets” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the related goodwill, which assets and properties are operated, owned or leased by such Person.

“Benefit Plan” has the meaning set forth in Section 3.13.

“Business” means the business and operations of Southampton as currently conducted, including ownership and operation of the Southampton Plant as currently conducted, the generation and sale of industrial wood pellets by Southampton at or from the Southampton Plant as currently conducted, and the conduct of other activities by Southampton incidental to the foregoing all as currently conducted.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or required by Law to be closed.

“Cash Consideration” has the meaning set forth in Section 2.2.

“Claim Notice” has the meaning set forth in Section 7.3.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Net Working Capital” has the meaning set forth in Section 5.3.

“Code” means the Internal Revenue Code of 1986, as amended, or any amending or superseding tax Laws of the United States of America.

“Conflicts Committee” has the meaning set forth in the recitals.

“Contract” means any agreement, purchase order, commitment, evidence of indebtedness, mortgage, indenture, security agreement or other contract, entered into by a Person or by which a Person or any of its Assets are bound.

“Contributed Interests” has the meaning set forth in the recitals.

“Contribution Documents” means this Agreement, the Interest Conveyance, and each of the other documents and instruments to be delivered hereunder.

“Damages” means any and all debts, losses, liabilities, duties, claims, damages, obligations, payments (including those arising out of any demand, assessment, settlement, judgment, or compromise relating to any actual or threatened Legal Proceeding), costs, and reasonable expenses, including any reasonable attorneys’ fees and any and all reasonable expenses whatsoever and howsoever incurred in investigating, preparing, or defending any Legal Proceeding, in all cases, whether matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown.  For the avoidance of doubt, Damages includes both inter-party Damages (i.e., between the Parties) and third-party Damages.

“DAP Pellet Sales Confirmation Termination” has the meaning set forth in Section 2.4(a)(iv).

“Disclosure Schedules” has the meaning set forth in Section 9.6.

“Environmental Law” means all Laws relating to (i) pollution or protection of human health, the environment or natural resources; (ii) any Release or threatened Release of, or exposure to, Hazardous Substances; (iii) greenhouse gas emissions; or (iv) the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, arrangement for disposal or transport, handling or Release of any Hazardous Substances. Without limiting the foregoing, “Environmental Laws” include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq, the Clean Air Act, 42 U.S.C. § 7401 et seq, the Clean Water Act, 33 U.S.C. § 1251 et seq, the Safe Drinking Water Act, 42 U.S.C. § 300f et seq, the Endangered Species Act, § 16 U.S.C. 1531 et seq, the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq, the Occupational Safety and Health Act, 29 U.S.C. Sections 651 et seq, the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq and other environmental conservation and protection Laws, each as amended through the Closing Date.

“Enviva, LP” has the meaning set forth in the recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

“Execution Date” has the meaning set forth in the preamble.

“Financial Advisor” has the meaning set forth in the recitals.

“FIRPTA Certificate” means a certificate, issued pursuant to Treasury Regulations Section 1.1445-2(b) and signed and properly executed by Transferor, stating that Transferor is neither a disregarded entity nor a foreign person within the meaning of Code Section 1445.

“Fundamental Representations” has the meaning set forth in Section 7.1(b).

“GAAP” means generally accepted accounting principles in the United States as promulgated by the Financial Accounting Standards Board, or its predecessors or successors, as of the date of the statement or item to which such term refers.

“General Partner” has the meaning set forth in the recitals.

“Governmental Authorization” means any franchise, permit, license, authorization, order, certificate, registration, plan, exemption, variance, decree, agreement, right or other consent or approval granted by, or subject to approval by, any Governmental Entity.

“Governmental Entity” means any court, governmental department, commission, council, board, agency, bureau or other instrumentality of the United States of America, any foreign jurisdiction, or any state, provincial, county, municipality or local governmental unit thereof, including any Taxing Authority.

“Hazardous Substance” means (i) any substance that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated by, or as to which liability may attach under any Environmental Law, including, without limitation, any hazardous substance as such term is defined under the federal Comprehensive Environmental Response, Compensation, and Liability Act, as amended through the Closing Date, (ii) radioactive materials, asbestos or asbestos containing materials, polychlorinated biphenyls, urea formaldehyde insulation, toxic mold or radon and (iii) oil as defined in the Oil Pollution Act of 1990, as amended through the Closing Date, including oil, gasoline, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, other refined petroleum hydrocarbon and petroleum products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness for Borrowed Money” means with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money (including intercompany obligations), including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, and (d) all indebtedness of any other Person of the type referred to in clauses (a) to (d) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such indebtedness has been assumed by such Person.

“Indemnified Party” has the meaning set forth in Section 7.3(a).

“Indemnifying Party” has the meaning set forth in Section 7.3(a).

“Intellectual Property” means intellectual property rights, statutory or common law, worldwide, including (a) trademarks, service marks, trade dress, slogans, logos and all goodwill associated therewith, and any applications or registrations for any of the foregoing, (b) copyrights and any applications or registrations for any of the foregoing, and (c) patents, all confidential know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae and specifications.

“Interest Conveyance” has the meaning set forth in Section 2.4(a)(i).

“Knowledge” means (a) with respect to Transferor, the actual knowledge of John Keppler, Stephen Reeves, Chris Tynan or Royal Smith, and (b) with respect to Transferee, the actual knowledge of John Keppler, Stephen Reeves or Chris Tynan.

“Laws” means all applicable laws, statutes, rules, regulations, codes, ordinances, variances, judgments, injunctions, orders and licenses of a Governmental Entity having jurisdiction over the Assets of any Person and the operations thereof.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, hearing, inquiry, investigation or other proceeding (public or private) before any Governmental Entity.

“Lien” means any lien, mortgage, pledge, preferential purchase right, option, security interest or encumbrance of any nature whatsoever.

“Management Services Agreement” means the Management Services Agreement between Enviva Management Company, LLC and Transferor.

“Material Adverse Effect” means a change, effect, event, or occurrence that has a material adverse effect on the Business, properties, financial condition, or results of operations of the Southampton Plant (and calculated net of insurance proceeds), or prevents or materially delays the ability of Transferor to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall any change, effect, event, or occurrence that arises out of or relates to any of the following be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect:  (i) compliance with the terms of, or the taking of any action required by, this Agreement or actions or omissions of Transferor that Transferee has requested or to which Transferee has expressly consented, or the pendency or announcement of the transactions contemplated by this Agreement, (ii) changes or conditions affecting the wood pellet industry (including feedstock pricing, marketing, transportation, terminaling and trading costs and margins) generally or regionally, to the extent not having a disproportionate adverse effect on Southampton or the Southampton Plant as compared to similarly situated businesses, (iii) changes in general economic, capital markets, regulatory or political conditions in the United States or elsewhere (including interest rate fluctuations), (iv) changes in Law, GAAP, regulatory accounting requirements, or interpretations thereof, to the extent not having a disproportionate adverse effect on Southampton or the Southampton Plant as compared to similarly situated businesses, (v) fluctuations in currency exchange rates, (vi) acts of war, insurrection, sabotage or terrorism, or (vii) Southampton’s failure to meet any budgets, projections, forecasts or predictions of financial performance or estimates of revenue, earnings, cash flow or cash position.

“Material Contracts” means the Off-take Contract, the Shipping Contract, the Trucking Contract, the Pellet Sales Agreement, the Terminal Services Agreement, the Management Services Agreement and each of the following types of Contracts related to the Business (excluding any such Contracts to which Transferee or any of its subsidiaries is a party):

(i)                                     any Contract for Indebtedness for Borrowed Money, except for any that will be cancelled prior to Closing;

(ii)                                  any Contract involving a remaining commitment to pay capital expenditures in excess of $1,000,000;

(iii)                               any Contract (or group of related Contracts with the same Person) for the lease of real or personal property to or from any Person providing for lease payments in excess of $1,000,000 per year;

(iv)                              any Contract between Transferor or any of its Affiliates, on the one hand, and Southampton, on the other hand, that will survive the Closing;

(v)                                 any Contract that limits the ability of Southampton or the Southampton Plant to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing;

(vi)                              any partnership or joint venture agreement (other than the limited liability company agreement or any other organizational documents of Transferor or its subsidiaries);

(vii)                           any Contract granting to any Person a right of first refusal, first offer or right to purchase the Southampton Plant which right survives the Closing; and

(viii)                        any other Contract (or group of related Contracts with the same Person) not enumerated in this definition, the performance of which by any party thereto involves consideration in excess of $1,000,000 per year, other than (x) Contracts for the purchase of fiber supply to the extent entered into in the ordinary course of business and (y) Contracts for the purchase of consumable inventory parts and for service and maintenance relating thereto, to the extent entered into in the ordinary course of business.

“New Common Units” has the meaning set forth in Section 2.2.

“Off-take Contract” means the Agreement for Sale and Purchase of Biomass CIF Discharge Port, dated December 6, 2013, between Drax Power Limited and Transferor, as amended.

“Off-take Contract Assignment” has the meaning set forth in Section 2.4(a)(ii).

“Organizational Documents” means, with respect to any Person, the certificate of incorporation, articles of incorporation or association, certificate of formation, by-laws, limited liability company agreement, operating agreement, limited partnership agreement or other governing documents and agreements that establish the legal personality of such Person, in each case as amended to date.

“Parties” and “Party” have the meanings set forth in the preamble.

“Pellet Sales Agreement” means the Master Biomass Purchase and Sale Agreement, dated as of the Acquisition Date, by and between Enviva, LP and Transferor (or one of its Affiliates).

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by Transferor or Southampton, (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant, (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over Southampton’s real property and not violated by the current use and operation of Southampton’s real property, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to Southampton’s real property that do not materially impair the occupancy or use of Southampton’s real property for the purposes for which it is currently used or proposed to be used in connection with Transferee’s or Southampton’s businesses, (v) public roads and highways, (vi) matters that would be disclosed by an inspection or accurate survey of each parcel of real property, (vii) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (viii) purchase money liens and liens securing rental payments under capital lease arrangements, (ix) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, (x) Liens contained in the Organizational Documents of Southampton, and (xi) Liens on real property of Southampton securing its obligations under the Southampton Note.

“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, incorporated organization or Governmental Entity.

“Pre-Closing Tax Period” means all taxable periods between the Acquisition Date and the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.2.

“Release” or “Releasing” means depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaking, dumping or disposing of any Hazardous Substances into the environment.

“Representatives” means, as to any Person, its Affiliates and its and their respective officers, directors, managers, employees, partners, members, stockholders, controlling persons, counsel, agents, accountants, advisers, engineers, and consultants.

“SEC” has the meaning set forth in Section 4.9.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

“Shipping Contract” means the Contract of Affreightment dated December 23, 2014 between Enviva Holdings, LP and MOL Bulk Carriers PTE. LTD.

“Shipping Contract Assignment” has the meaning set forth in Section 2.4(a)(iii).

“Southampton” has the meaning set forth in the recitals.

“Southampton Confirmation” means the Biomass Fuel Supply Confirmation No. 1 under the Pellet Sales Agreement with respect to the production from the Southampton Plant.

“Southampton Note” means the Promissory Note dated June 8, 2012 made by Southampton in favor of Southampton County, Virginia, acting by and through the Development Authority of Southampton County, a political subdivision of the Commonwealth of Virginia, as amended, restated, supplemented, or otherwise modified from time to time.

“Southampton Plant” has the meaning set forth in the recitals.

“Straddle Period” has the meaning set forth in Section 5.1(b).

“Tax” or “Taxes” means (i) any taxes and similar assessments imposed by any Taxing Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, sales, use, real property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, actual or estimated, or other similar charge, including any interest, penalty, or addition thereto, whether disputed or not and (ii) all liability for the payment of any amounts of the type described in clause (i) as the result of being (or ceasing to be) a member of an affiliated, consolidated, combined or unitary group (or being included (or required to be included) in any Tax Return related thereto).

“Tax Contest” has the meaning set forth in Section 5.1(d).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Terminal Services Agreement” means the Terminal Services Agreement, dated the Acquisition Date, between Enviva Port of Chesapeake, LLC and Transferor.

“Terminal Services Agreement Termination” has the meaning set forth in Section 2.4(a)(v).

“Transfer Tax” means all sales, use, goods, services, transfer, stamp, recording, and similar Taxes and fees incurred by or on behalf of a Party or Southampton as a result of the transactions contemplated by this Agreement, as imposed by applicable Law.

“Transferee” has the meaning set forth in the preamble.

“Transferee Financial Statements” has the meaning set forth in Section 4.9.

“Transferee Indemnitees” has the meaning set forth in Section 7.2(a).

“Transferee SEC Documents” has the meaning set forth in Section 4.9.

“Transferor” has the meaning set forth in the preamble.

“Transferor Approvals and Consents” has the meaning set forth in Section 3.4.

“Transferor Indemnitees” has the meaning set forth in Section 7.2(b).

“Trucking Contract” means the Transportation Agreement dated February 15, 2013 by and between Southampton and Brown Trucking Company, Inc.

EXHIBIT B

FORM OF INTEREST CONVEYANCE

[See attached.]

B-1

EXHIBIT C

FORM OF OFF-TAKE CONTRACT ASSIGNMENT

[See attached]

C-1

EXHIBIT D

FORM OF SHIPPING CONTRACT ASSIGNMENT

[See attached.]

D-1

EXHIBIT D-1

FORM OF NOTICE OF SHIPPING CONTRACT ASSIGNMENT

[See attached.]

D-2

EXHIBIT E

FORM OF DAP PELLET SALES CONFIRMATION TERMINATION

[See attached.]

E-1

EXHIBIT F

FORM OF TERMINAL SERVICES AGREEMENT TERMINATION

[See attached.]

F-1

EXHIBIT G

FORM OF REGISTRATION RIGHTS AMENDMENT

[See attached.]

G-1

SCHEDULE 3.4
Transferor Approvals and Consents

Any waiting periods applicable to the transactions contemplated hereby under the HSR Act and any extensions thereof.

SCHEDULE 3.8
Owned Real Property

The real property described in that certain Deed of Trust recorded on June 12, 2012, under document no. 120001372 in the Clerk’s Office of Southampton County Virginia.

SCHEDULE 3.10(a)
Material Contracts

1.              Off-take Contract

2.              Shipping Contract

3.              Trucking Contract

4.              Pellet Sales Agreement

5.              Terminal Services Agreement

6.              Management Services Agreement

7.              Agreement for Electric Service, dated March 6, 2014, between Virginia Electric and Power Company and Southampton.